                                                                      EXHIBIT 12
                       MANUFACTURED HOME COMMUNITIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


                                                        For the Years Ended December 31,
                                                 1999     1998      1997      1996       1995
                                              --------------------------------------------------
Income before allocation to Minority
   Interests and extraordinary loss on early
   extinguishment of debt                      $36,835   $35,663   $33,469   $26,943   $20,023


Fixed Charges                                   56,619    49,693    21,753    18,264    19,562
                                              --------------------------------------------------

Earnings                                       $93,454   $85,356   $55,222   $45,207   $39,585
                                              ==================================================


Interest incurred                              $53,134   $49,160   $20,708   $16,794   $16,807

Amortization of deferred financing costs           641       533     1,045     1,470     2,755

Perpetual Preferred OP Unit Distributions        2,844
                                              --------------------------------------------------

Fixed Charges                                  $56,619   $49,693   $21,753   $18,264   $19,562
                                              ==================================================


Earnings/Fixed Charges                            1.65      1.72      2.54      2.48      2.02
                                              ==================================================
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